OMNICOM REPORTS FIRST QUARTER 2024 RESULTS

Revenue of $3.6 billion, with organic growth of 4.0%
Diluted earnings per share of $1.59; $1.67 Non-GAAP adjusted
Operating income of $478.9 million and 13.2% margin
EBITA of $500.4 million and 13.8% margin

NEW YORK, April 16, 2024 - Omnicom (NYSE: OMC) today announced results for the quarter ended March 31, 2024.

"Omnicom began the year with solid organic revenue growth of 4.0%, led by continued strength in our advertising & media and precision marketing disciplines, including Flywheel Digital," said John Wren, Chairman and Chief Executive Officer of Omnicom. "We are uniquely able to combine marketing and sales solutions with a seamless set of information signals to turn our award-winning creativity into measurable dynamic business outcomes for our clients. Our industry-leading tools and platforms, combined with the strength of our operating leadership, has led to our excellent new business performance and, when combined with the new opportunities we are pursuing, give us great confidence in the future."

First Quarter 2024 Results

	Three Months Ended March 31,
$ in millions, except per share amounts	2024	2023
Revenue	$3,630.5	$3,443.3
Operating Income	478.9	346.5
Operating Income Margin	13.2%	10.1%
Net Income[1]	318.6	227.5
Net Income per Share - Diluted[1]	$1.59	$1.11
Non-GAAP Measures[2]:
EBITA[3]	500.4	361.3
EBITA Margin[3]	13.8%	10.5%
Adjusted EBITA[4]		480.5
Adjusted EBITA Margin[4]		14.0%
After-tax amortization per diluted share[5]	$0.08	$0.05
Non-GAAP Adjusted Net Income per Share - Diluted[3,4,5]	$1.67	$1.61

Notes: 1) Net Income and Net Income per Share for Omnicom Group Inc. 2) See non-GAAP reconciliations starting on page 8. 3) Beginning with the three months ended March 31, 2024, EBITA is defined as operating income before amortization of acquired intangible assets and internally developed strategic platform assets. As a result, we reclassified the prior year to be consistent with the revised definition, which reduced EBITA from previously reported amounts. 4) For the three months ended March 31, 2023, operating expenses include $119.2 million ($91.0 million after-tax, $0.45 per diluted share) related to real estate repositioning costs. 5) Beginning with the three months ended March 31, 2024, Adjusted Net Income per Share - Diluted excludes after-tax amortization of acquired intangible assets and internally developed strategic platform assets.

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Revenue
Reported revenue in the first quarter of 2024 increased $187.2 million, or 5.4%, to $3,630.5 million. Worldwide revenue growth in the first quarter of 2024 compared to the first quarter of 2023 was led by an increase in organic growth of $136.9 million, or 4.0%. Acquisition revenue, net of disposition revenue, increased revenue by $53.0 million, or 1.5%, primarily due to the Flywheel Digital acquisition in the Precision Marketing discipline. The impact of foreign currency translation reduced revenue by $2.7 million, or 0.1%.

Organic growth by discipline in the first quarter of 2024 compared to the first quarter of 2023 was as follows: 7.0% for Advertising & Media, 4.3% for Precision Marketing, 9.5% for Experiential, and 2.1% for Healthcare, partially offset by declines of 4.3% for Execution & Support, 3.8% for Branding & Retail Commerce, and 1.1% for Public Relations.

Organic growth by region in the first quarter of 2024 compared to the first quarter of 2023 was as follows: 4.3% for the United States, 3.5% for Euro Markets & Other Europe, 22.3% for Latin America, 3.0% for Asia Pacific, 3.2% for the United Kingdom, and 1.1% for Other North America, partially offset by a decline of 4.2% for the Middle East & Africa.

Expenses
Operating expenses increased $54.8 million, or 1.8%, to $3,151.6 million in the first quarter of 2024 compared to the first quarter of 2023.

Salary and service costs increased $149.7 million, or 5.9%, to $2,692.6 million. These costs tend to fluctuate with changes in revenue and are comprised of salary and related costs, which include employee compensation and benefits costs, freelance labor, third-party service costs, and third-party incidental costs. Salary and related costs increased $69.3 million, or 3.9%, to $1,847.3 million, primarily due to an increase in headcount primarily as a result of our acquisition of Flywheel Digital. Third-party service costs include third-party supplier costs when we act as principal in providing services to our clients. Third-party incidental costs that are required to be included in revenue primarily consist of client-related travel and incidental out-of-pocket costs, which are billed back to the client directly at our cost. Third-party service costs increased $58.9 million, or 9.2%, to $698.2 million, and third-party incidental costs increased $21.5 million, or 17.1%, to $147.1 million, both primarily as a result of organic growth.

Occupancy and other costs, which are less directly linked to changes in revenue than salary and service costs, increased $22.5 million, or 7.7%, to $314.1 million. The increase is primarily related to our acquisition activity in the period. Increased occupancy costs were partially offset by lower rent expense.

SG&A expenses decreased $3.9 million, or 4.4%, to $85.3 million, primarily due to a decrease in administrative costs.

Operating Income
Operating income increased $132.4 million, or 38.2%, to $478.9 million in the first quarter of 2024 compared to the first quarter of 2023, and the related margin increased to 13.2% from 10.1%. In the three months ended March 31, 2023, the effect of real estate repositioning costs reduced operating income by $119.2 million and decreased operating margin by 3.4%.

Interest Expense, net
Interest expense was flat, offset by a decrease in interest income of $8.6 million due primarily to lower average cash and short-term investment balances.

Income Taxes
Our effective tax rate for the three months ended March 31, 2024 increased period-over-period to 25.7% from 25.5%. The effective tax rate for 2024 includes the favorable impact from the resolution of certain tax positions of $7.5 million. The effective tax rate for the three months ended March 31, 2023 includes the favorable impact of approximately $10.0 million of previously unrecognized tax benefits, partially offset by approximately $6.0 million related to a lower tax benefit in certain jurisdictions for the real estate repositioning costs in the quarter, and an increase in the U.K. statutory tax rate.

Net Income – Omnicom Group Inc. and Diluted Net Income per Share
Net income - Omnicom Group Inc. for the first quarter of 2024 increased $91.1 million, or 40.0%, to $318.6 million compared to the first quarter of 2023. Diluted shares outstanding for the first quarter of 2024 decreased 2.2% to 200.1 million from 204.5 million as a result of net share repurchases. Diluted net income per share of $1.59 increased $0.48, or 43.2%, from $1.11. The first quarter 2023 included $119.2 million ($91.0 million after-tax, $0.45 per diluted share) related to real estate repositioning costs.

Beginning with the three months ended March 31, 2024, Non-GAAP Adjusted Net Income per Share - Diluted excludes the effect of after-tax amortization of acquired intangible assets and internally developed strategic platform assets. For the three months ended March 31, 2024, Non-GAAP Adjusted Net Income per Share - Diluted of $1.67 increased $0.06 or 3.7%, from Non-GAAP Adjusted Net Income per Share - Diluted of $1.61 in the first quarter of 2023. We present Non-GAAP Adjusted Net Income per Share - Diluted to allow for comparability with the prior year period.

EBITA
Adjusted EBITA increased $19.9 million, or 4.1%, to $500.4 million in the first quarter of 2024 compared to the first quarter of 2023, and the related margin decreased to 13.8% from 14.0%.

Risks and Uncertainties
Current global economic challenges, including geopolitical events, international hostilities, acts of terrorism, public health crises, high and sustained inflation in countries that comprise our major markets, high interest rates, and labor and supply chain issues could cause economic uncertainty and volatility. The impact of these issues on our business will vary by geographic market and discipline. We monitor economic conditions closely, as well as client revenue levels and other factors. In response to reductions in revenue, we can take actions to align our cost structure with changes in client demand and manage our working capital. However, there can be no assurance as to the effectiveness of our efforts to mitigate any impact of the current and future adverse economic conditions, reductions in client revenue, changes in client creditworthiness, and other developments.

Definitions - Components of Revenue Change
We use certain terms in describing the components of the change in revenue above.
Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.
Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date, and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth.

Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through such date. The acquisition revenue and disposition revenue amounts are netted in the description above.
Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth.

Conference Call
Omnicom will host a conference call to review its financial results on Tuesday, April 16, 2024, starting at 4:30 p.m. Eastern Time. A live webcast of the call, along with the related slide presentation, will be available at Omnicom’s investor relations website, investor.omnicomgroup.com, and a webcast replay will be made available after the call concludes.

Corporate Responsibility
At Omnicom, we are committed to promoting responsible practices and making positive contributions to society around the globe. Please explore our website (omnicomgroup.com/corporate-responsibility) for highlights of our progress across the areas on which we focus: Empower People, Protect Our Planet, Lead Responsibly.
About Omnicom
Omnicom (NYSE: OMC) is a leading provider of data-inspired, creative marketing and sales solutions. Omnicom’s iconic agency brands are home to the industry’s most innovative communications specialists who are focused on driving intelligent business outcomes for their clients. The company offers a wide range of services in advertising, strategic media planning and buying, precision marketing, retail and digital commerce, branding, experiential, public relations, healthcare marketing and other specialty marketing services to over 5,000 clients in more than 70 countries. For more information, visit www.omnicomgroup.com.
Contact

Investors:	Gregory Lundberg	greg.lundberg@omnicomgroup.com
Media:	Joanne Trout	joanne.trout@omnicomgroup.com
Non-GAAP Financial Measures
We present financial measures determined in accordance with generally accepted accounting principles in the United States (“GAAP”) and adjustments to the GAAP presentation (“Non-GAAP”), which we believe are meaningful for understanding our performance. We believe these measures are useful in evaluating the impact of certain items on operating performance and allows for comparability between reporting periods. EBITA is defined as operating income before interest, taxes, and amortization of acquired intangible assets and internally developed strategic platform assets, and EBITA margin is defined as EBITA divided by revenue. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense of acquired intangible assets and internally developed strategic platform assets. We also use Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITA, Adjusted EBITA Margin, Adjusted Income Tax Expense, Adjusted Net Income – Omnicom Group Inc. and Adjusted Net Income per diluted share – Omnicom Group Inc. as additional operating performance measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Statements
Certain statements in this document contain forward-looking statements, including statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, the Company or its representatives have made, or may make, forward-looking statements, orally or in writing. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial position, or otherwise, based on current beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “should,” “would,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include: adverse economic conditions, including those caused by geopolitical events, international hostilities, acts of terrorism, public health crises, high and sustained inflation in countries that comprise our major markets, high interest rates, and labor and supply chain issues affecting the distribution of our clients’ products; international, national, or local economic conditions that could adversely affect the Company or its clients; losses on media purchases and production costs incurred on behalf of clients; reductions in client spending, a slowdown in client payments, and a deterioration or disruption in the credit markets; the ability to attract new clients and retain existing clients in the manner anticipated; changes in client advertising, marketing, and corporate communications requirements; failure to manage potential conflicts of interest between or among clients; unanticipated changes related to competitive factors in the advertising, marketing, and corporate communications industries; unanticipated changes to, or the ability to hire and retain key personnel; currency exchange rate fluctuations; reliance on information technology systems and risks related to cybersecurity incidents; effective management of the risks, challenges and efficiencies presented by utilizing Artificial Intelligence (AI) technologies and related partnerships in our business; changes in legislation or governmental regulations affecting the Company or its clients; risks associated with assumptions the Company makes in connection with acquisitions, its critical accounting estimates and legal proceedings; the Company’s international operations, which are subject to the risks of currency repatriation restrictions, social or political conditions, and an evolving regulatory environment in high-growth markets and developing countries; and risks related to our environmental, social, and governance goals and initiatives, including impacts from regulators and other stakeholders, and the impact of factors outside of our control on such goals and initiatives. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those described in Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in other documents filed from time to time with the Securities and Exchange Commission. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

OMNICOM GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue	$3,630.5	$3,443.3
Operating Expenses:
Salary and service costs	2,692.6	2,542.9
Occupancy and other costs	314.1	291.6
Real estate repositioning costs[1]	—	119.2
Cost of services	3,006.7	2,953.7
Selling, general and administrative expenses[1]	85.3	89.2
Depreciation and amortization	59.6	53.9
Total operating expenses[1]	3,151.6	3,096.8
Operating Income	478.9	346.5
Interest Expense	53.8	54.9
Interest Income	27.0	35.6
Income Before Income Taxes and Income From Equity Method Investments	452.1	327.2
Income Tax Expense[1]	116.0	83.4
Income From Equity Method Investments	0.9	0.1
Net Income[1]	337.0	243.9
Net Income Attributed To Noncontrolling Interests	18.4	16.4
Net Income - Omnicom Group Inc.[1]	$318.6	$227.5
Net Income Per Share - Omnicom Group Inc.:
Basic	$1.61	$1.13
Diluted[1]	$1.59	$1.11

Dividends Declared Per Common Share	$0.70	$0.70

Operating income margin %	13.2%	10.1%

Non-GAAP Measures[4]:
EBITA[2]	$500.4	$361.3
EBITA Margin[2]	13.8%	10.5%
EBITA - Adjusted[1,2]	$500.4	$480.5
EBITA Margin %- Adjusted[1,2]	13.8%	14.0%
Non-GAAP Adjusted Net Income Per Share - Omnicom Group Inc. - Diluted[1,2,3]	$1.67	$1.61

1)    For the three months ended March 31, 2023, operating expenses include $119.2 million ($91.0 million after-tax) related to real estate repositioning costs, which decreased diluted net income per share - Omnicom Group Inc. by $0.45.
2)     Beginning with the three months ended March 31, 2024, EBITA is defined as operating income before amortization of acquired intangible assets and internally developed strategic platform assets. As a result, we reclassified the prior year to be consistent with the revised definition, which reduced EBITA from previously reported amounts. We believe these measures are useful in evaluating the impact of these items on operating performance and allows for comparability between reporting periods.
3)     Beginning with the three months ended March 31, 2024, Adjusted Net Income per Share - Diluted excludes after-tax amortization of acquired intangible assets and internally developed strategic platform assets. We believe these measures are useful in evaluating the impact of these items on operating performance and allows for comparability between reporting periods.
4) See Non-GAAP reconciliation on page 8.

OMNICOM GROUP INC. AND SUBSIDIARIES
DETAIL OF OPERATING EXPENSES
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2024	2023
Revenue	$3,630.5	$3,443.3
Operating Expenses:
Salary and service costs:
Salary and related costs	1,847.3	1,778.0
Third-party service costs[1]	698.2	639.3
Third-party incidental costs[2]	147.1	125.6
Total salary and service costs	2,692.6	2,542.9
Occupancy and other costs	314.1	291.6
Real estate repositioning costs[3]	—	119.2
Cost of services	3,006.7	2,953.7
Selling, general and administrative expenses	85.3	89.2
Depreciation and amortization	59.6	53.9
Total operating expenses	3,151.6	3,096.8
Operating Income	$478.9	$346.5

1)     Third-party service costs include third-party supplier costs when we act as principal in providing services to our clients.
2)     Third-party incidental costs primarily consist of client-related travel and incidental out-of-pocket costs which we bill back to the client directly at our cost and which we are required to include in revenue.
3)     For the three months ended March 31, 2023, operating expenses include $119.2 million ($91.0 million after-tax) related to real estate repositioning costs, which decreased diluted net income per share - Omnicom Group Inc. by $0.45.

OMNICOM GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2024	2023
Net Income - Omnicom Group Inc.	$318.6	$227.5
Net Income Attributed To Noncontrolling Interests	18.4	16.4
Net Income	337.0	243.9
Income From Equity Method Investments	0.9	0.1
Income Tax Expense	116.0	83.4
Income Before Income Taxes and Income From Equity Method Investments	452.1	327.2
Interest Expense	53.8	54.9
Interest Income	27.0	35.6
Operating Income	478.9	346.5
Add back: amortization of acquired intangible assets and internally developed strategic platform assets[1]	21.5	14.8
Earnings before interest, taxes and amortization of intangible assets (“EBITA”)[1]	$500.4	$361.3

Amortization of other purchased and internally developed software	4.3	4.5
Depreciation	33.8	34.6
EBITDA	$538.5	$400.4

EBITA	$500.4	$361.3
Real estate repositioning costs[2]	—	119.2
EBITA - Adjusted[1,2,3]	$500.4	$480.5

Revenue	$3,630.5	$3,443.3

Non-GAAP Measures:
EBITA[1]	$500.4	$361.3
EBITA Margin %[1]	13.8%	10.5%
EBITA - Adjusted[1,2,3]	$500.4	$480.5
EBITA Margin % - Adjusted[1]	13.8%	14.0%

1)    Beginning with the three months ended March 31, 2024, EBITA is defined as operating income before amortization of acquired intangible assets and internally developed strategic platform assets. As a result, we reclassified the prior year to be consistent with the revised definition, which reduced EBITA from previously reported amounts.
2)     For the three months ended March 31, 2023, operating expenses include $119.2 million ($91.0 million after-tax) related to real estate repositioning costs, which decreased diluted net income per share - Omnicom Group Inc. by $0.45.
3)     The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITDA and EBITA. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense of acquired intangible assets and internally developed strategic platform assets. The above table also presents Non-GAAP adjustments to EBITA to present EBITA - Adjusted for the periods presented. Accordingly, we believe EBITA, EBITA Margin, Adjusted EBITA, and Adjusted EBITA Margin are useful measures for investors to evaluate the comparability of the performance of our business year to year.

OMNICOM GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions)

	Three Months Ended March 31,
	Reported 2024	Non-GAAP Adj.	Non-GAAP 2024 Adj.	Reported 2023	Non-GAAP Adj. (1)	Non-GAAP 2023 Adj.
Revenue	$3,630.5	$—	$3,630.5	$3,443.3	$—	$3,443.3

Operating Expenses[1]	3,151.6	—	3,151.6	3,096.8	(119.2)	2,977.6
Operating Income	478.9	—	478.9	346.5	119.2	465.7
Operating Income Margin %	13.2%		13.2%	10.1%		13.5%

Add back: amortization of acquired intangible assets and internally developed strategic platform assets[3]	21.5	—	21.5	14.8	—	14.8
EBITA[2]	$500.4	$—	$500.4	$361.3	$119.2	$480.5
EBITA Margin %	13.8%		13.8%	10.5%		14.0%

	Three Months Ended March 31,
	2024		2023
	Net Income	Net Income per Share- Diluted	Net Income	Net Income per Share- Diluted
Net Income - Omnicom Group Inc. - Reported	$318.6	$1.59	$227.5	$1.11
Real estate repositioning costs[1]	—	—	91.0	0.45
Amortization of acquired intangible assets and internally developed strategic platform assets (after-tax)[2]	15.9	0.08	11.0	0.05
Non-GAAP Net Income - Omnicom Group Inc. - Adjusted[2,3]	$334.5	$1.67	$329.5	$1.61

1)     For the three months ended March 31, 2023, operating expenses include $119.2 million ($91.0 million after tax) related to real estate repositioning costs, which decreased diluted net income per share - Omnicom Group Inc. by $0.45.
2)    Beginning with the three months ended March 31, 2024, EBITA is defined as operating income before amortization of acquired intangible assets and internally developed strategic platform assets. As a result, we reclassified the prior year to be consistent with the revised definition, which reduced EBITA from previously reported amounts. Included in the above table are the after-tax effects of the amortization of acquired intangible assets and internally developed strategic platform assets.
3)     Diluted Shares for the three months ended March 31, 2024 and 2023 in millions were 200.1 and 204.5, respectively.

The above tables reconcile GAAP financial measures of Operating Income, Net Income - Omnicom Group Inc., and Net Income per Share - Diluted to adjusted Non-GAAP financial measures of Non-GAAP Operating Income - Adjusted, Non-GAAP Net Income-Omnicom Group Inc. - Adjusted and Non-GAAP Adjusted Net Income per Share - Diluted. Management believes these Non-GAAP measures are useful for investors to evaluate the comparability of the performance of our business year to year.